UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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BRIGHTCOVE INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 1, 2013

Dear Brightcove Stockholder:

I am pleased to invite you to attend the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) of Brightcove Inc. (“Brightcove”) to be held on Friday, May 10, 2013 at 10:00 a.m. Eastern Time at the offices of Goodwin Procter LLP, which are located at Exchange Place, 53 State Street, Boston, MA 02109.

Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of 2013 Annual Meeting of Stockholders (the “Notice”) and Proxy Statement.

Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope you will vote as soon as possible. You may vote over the Internet or in person at the Annual Meeting or, if you receive your proxy materials by U.S. mail, you also may vote by mailing a proxy card or voting by telephone. Please review the instructions on the Notice or on the proxy card regarding your voting options.

Thank you for your ongoing support of and continued interest in Brightcove. We look forward to seeing you at our Annual Meeting.

Sincerely,

David Mendels

Chief Executive Officer

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the meeting, whether or not you plan to attend the meeting, please vote your shares as promptly as possible over the Internet by following the instructions on your Notice or, if you receive your proxy materials by U.S. mail, by following the instructions on your proxy card. Your participation will help to ensure the presence of a quorum at the meeting and save Brightcove the extra expense associated with additional solicitation. If you hold your shares through a broker, your broker is not permitted to vote on your behalf in the election of directors, unless you provide specific instructions to the broker by completing and returning any voting instruction form that the broker provides (or following any instructions that allow you to vote your broker-held shares via telephone or the Internet). For your vote to be counted, you will need to communicate your voting decision before the date of the Annual Meeting. Voting your shares in advance will not prevent you from attending the Annual Meeting, revoking your earlier submitted proxy or voting your stock in person.

BRIGHTCOVE INC.

290 Congress Street

Boston, MA 02210

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that Brightcove Inc. will hold its 2013 Annual Meeting of Stockholders (the “Annual Meeting”) on Friday, May 10, 2013 at 10:00 a.m. Eastern Time at the offices of Goodwin Procter LLP, which are located at Exchange Place, 53 State Street, Boston, MA 02109, for the following purposes:

•

To elect three Class I directors, Deborah Besemer, Scott Kurnit and David Orfao, to hold office until the 2016 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier resignation or removal;

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

•	To transact any other business that properly comes before the Annual Meeting (including adjournments and postponements thereof).

Only stockholders of record at the close of business on April 1, 2013 are entitled to notice of and to vote at the Annual Meeting as set forth in the Proxy Statement. If you plan to attend the Annual Meeting in person, you should be prepared to present photo identification such as a valid driver’s license and verification of stock ownership for admittance. You are entitled to attend the Annual Meeting only if you were a stockholder as of the close of business on April 1, 2013 or hold a valid proxy for the Annual Meeting. If you are a stockholder of record, your ownership as of the record date will be verified prior to admittance into the meeting. If you are not a stockholder of record but hold shares through a broker, trustee, or nominee, you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership. Please allow ample time for the admittance process.

By Order of the Board of Directors,

Andrew W. Feinberg

Chief Legal Officer and Secretary

Boston, Massachusetts

April 1, 2013

TABLE OF CONTENTS

PROXY STATEMENT

FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD FRIDAY, MAY 10, 2013

GENERAL INFORMATION

Our Board of Directors (the “Board”) solicits your proxy on our behalf for the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) and at any postponement or adjournment of the Annual Meeting for the purposes set forth in this Proxy Statement and the accompanying Notice of 2013 Annual Meeting of Stockholders (the “Notice”). The Annual Meeting will be held at 10:00 a.m. Eastern Time on Friday, May 10, 2013 at the offices of Goodwin Procter LLP, which are located at Exchange Place, 53 State Street, Boston, MA 02109. We made this Proxy Statement available to stockholders beginning on April 1, 2013.

In this Proxy Statement the terms “Brightcove,” “the company,” “we,” “us,” and “our” refer to Brightcove Inc. The mailing address of our principal executive offices is Brightcove Inc., 290 Congress Street, Boston, MA 02210.

Record Date	April 1, 2013.

Quorum	A majority of the shares of all issued and outstanding stock entitled to vote on the record date must be present in person or represented by proxy to constitute a quorum.

Shares Outstanding	28,092,635 shares of common stock outstanding as of April 1, 2013.

Voting	There are four ways a stockholder of record can vote:

(1)	By Internet: You may vote over the Internet by following the instructions provided in the Notice or, if you receive your proxy materials by U.S. mail, by following the instructions on the proxy card.

(2)	By Telephone: If you receive your proxy materials by U.S. mail, you may vote by telephone by following the instructions on the proxy card.

(3)	By Mail: If you receive your proxy materials by U.S. mail, you may complete, sign and return the accompanying proxy card in the postage-paid envelope provided.

(4)	In Person: If you are a stockholder as of the record date, you may vote in person at the meeting. Submitting a proxy will not prevent a stockholder from attending the Annual Meeting, revoking their earlier-submitted proxy, and voting in person.

In order to be counted, proxies submitted by telephone or Internet must be received by 11:59 p.m. Eastern Time on May 9, 2013. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.

If you hold your shares through a bank or broker, please follow their instructions.

Revoking Your Proxy	Stockholders of record may revoke their proxies by attending the Annual Meeting and voting in person, by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with our Secretary before the vote is counted or by voting again using the telephone or Internet before the cutoff time (your latest telephone or Internet proxy is the one that will be counted). If you hold shares through a bank or broker, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Proposals	Each share of our common stock outstanding on the record date is entitled to one vote on any proposal presented at the Annual Meeting:

For Proposal One, the election of directors, the three nominees receiving the plurality of votes entitled to vote and cast will be elected as directors.

For Proposal Two, a majority of the votes properly cast is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

Effect of Abstentions and Broker Non-Votes	Votes withheld from any nominee, abstentions, and “broker nonvotes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. Shares voting “withheld” have no effect on the election of directors. Abstentions have no effect on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

Under the rules that govern brokers holding shares for their customers, brokers who do not receive voting instructions from their customers have the discretion to vote uninstructed shares on routine matters, but do not have discretion to vote such uninstructed shares on non-routine matters. Only Proposal Two, the ratification of the appointment of Ernst & Young LLP, is considered a routine matter where brokers are permitted to vote shares held by them without instruction. If your shares are held through a broker, those shares will not be voted in the election of directors unless you affirmatively provide the broker instructions on how to vote.

Voting Instructions	If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions but do not direct how your shares should be voted on each item, the persons named as proxies will vote for the election of the nominees for director and for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment, although we have not received timely notice of any other matters that may be properly presented for voting at the Annual Meeting.

Voting Results	We will announce preliminary results at the Annual Meeting. We will report final results by filing a Form 8-K within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Additional Solicitation/Costs	We are paying for the distribution of the proxy materials and solicitation of the proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies. Our directors, officers, and employees may also solicit proxies on our behalf in person, by telephone, email or facsimile, but they do not receive additional compensation for providing those services.

Householding	If you are a beneficial owner of our common stock and you receive your proxy materials through Continental Stock Transfer & Trust Company (“Continental”), and there are multiple beneficial owners at the same address, you may receive fewer Notices or fewer paper copies of the Proxy Statement and the Annual Report on Form 10-K than the number of beneficial owners at that address. The rules of the Securities and Exchange Commission (the “SEC”) permit Continental to deliver only one Notice, Proxy Statement and Annual Report on Form 10-K to multiple beneficial owners sharing an address, unless we receive contrary instructions from any beneficial owner at the same address.

If you receive your proxy materials through Continental and (1) you currently receive only one copy of the proxy materials at a shared address but you wish to receive an additional copy of this Proxy Statement and the Annual Report, or any future proxy statement or annual report or (2) you share an address with other beneficial owners who also receive their separate proxy materials through Continental and you wish to request delivery of a single copy of the Annual Report on Form 10-K or the proxy statement to the shared address in the future, please contact Investor Relations at Brightcove Inc., 290 Congress Street, Boston, MA 02210 or call (888) 882-1880.

PROPOSAL ONE

ELECTION OF DIRECTORS

Number of Directors; Board Structure

Our Board is divided into three staggered classes of directors as nearly equal in number as possible. One class is elected each year at the annual meeting of stockholders for a term of three years, The term of the Class I directors expires at the Annual Meeting. The term of the Class II directors expires at the 2014 annual meeting and the term of the Class III directors expires at the 2015 annual meeting. After the initial terms expire, directors are expected to be elected to hold office for a three-year term or until the election and qualification of their successors in office.

Nominees

Based on the recommendation of the nominating and corporate governance committee of our Board, our Board has nominated Deborah Besemer, Scott Kurnit and David Orfao for election as directors to serve for a three-year term ending at the 2016 annual meeting or until their successors are elected and qualified. Each of the nominees is a current member of our Board and has consented to serve if elected.

Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “for” the election of each nominee. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on the Board. The Board may fill such vacancy at a later date or reduce the size of the Board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.

The biographies of each of the nominees and continuing directors below contain information regarding each such person’s service as a director, business experience, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused the nominating and corporate governance committee to determine that the person should serve as a director of the company. In addition to the information presented below regarding each such person’s specific experience, qualifications, attributes and skills that led the Board and its nominating and corporate governance committee to the conclusion that he or she should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our Board. Finally, we value our directors’ experience in relevant areas of business management and on other boards of directors and board committees.

Our corporate governance guidelines also dictate that a majority of the Board be comprised of independent directors whom the Board has determined have no material relationship with the company and who are otherwise “independent” directors under the published listing requirements of the NASDAQ Stock Market.

Nominees for Election for a Three-Year Term Ending at the 2016 Annual Meeting

Deborah Besemer, 58, has served as one of our directors since 2008. Ms. Besemer currently serves on the board of Gemvara Inc., an e-commerce designer jewelry company. From May 2009 until March 2010,

Ms. Besemer held the position of CEO of Gemvara Inc. From 1999 to 2006, Ms. Besemer served as President and CEO of BrassRing, a provider of talent management solutions. Ms. Besemer had no full time employment between leaving BrassRing in 2006 and joining Gemvara in 2009. From December 1997 to July 1998, Ms. Besemer held the position of President of Systemsoft Corporation, a software company, and from June 1986 to November 1997 she was employed by Lotus Development Corporation, a software company, most recently as Executive Vice-President of Worldwide Field Operations. She has served on the board of Double-Take Software, Inc., a provider of information availability software, and several private software companies, including My Perfect Gig, a human resources software company, Bullhorn, a recruiting software company, Kubisoft, Inc., a collaborative software company, Systemsoft Corporation and Eprise Corporation, a talent management solutions company. She is a former Chairperson of the Massachusetts Software Council (now known as the Massachusetts Technology Leadership Council) and served on their Board of Trustees for nine years. Ms. Besemer holds a B.A. in French from Cedar Crest College and an M.B.A. from Rutgers University. Ms. Besemer was selected to serve on our Board due to her extensive experience in leadership and sales positions in online service companies.

Scott Kurnit, 59, has served as one of our directors since 2005. Mr. Kurnit founded AdKeeper, Inc., now known as Keep Holdings, Inc., an online advertising and ecommerce company, in 2010 and is currently its Chairman and Chief Executive Officer. Prior to founding Keep Holdings, Mr. Kurnit founded and served as Chairman and Chief Executive Officer of About, Inc., an online resource company. Mr. Kurnit serves on the boards of Keep Holdings, Appssavvy, a social media advertising company, and The Paley Center for Media, an organization dedicated to advancing the understanding of media. Mr. Kurnit holds a B.A. in sociology and communications from Hampshire College. Mr. Kurnit was selected to serve as a director on our Board due to his extensive background and leadership positions with Internet, media and technology companies.

David Orfao, 53, has served as one of our directors since 2004. Mr. Orfao co-founded General Catalyst Partners in 2000 and currently is a Managing Director. Prior to joining General Catalyst Partners, Mr. Orfao was the President, Chief Executive Officer and director of Allaire Corporation from 1997 to 2000. Currently, Mr. Orfao serves on the boards of numerous privately-held companies. Mr. Orfao holds a B.A. in Business and Accounting from Norwich University. Mr. Orfao was selected to serve as a director on our Board due to his experience providing guidance and counsel to a wide variety of Internet and technology companies, and his service on the boards of directors of a range of public and private companies.

Director Continuing in Office Until the 2014 Annual Meeting

David Mendels, 47, who became our Chief Executive Officer on March 31, 2013, had previously served as our President and Chief Operating Officer since 2010 and has served as one of our directors since 2009. Prior to joining Brightcove, Mr. Mendels served as Senior Vice President and General Manager at Adobe Systems Incorporated, a software company, from December 2005 to August 2008. Mr. Mendels had no full time employment between leaving Adobe in 2008 and joining our board in 2009. He joined Adobe when it acquired Macromedia, where he was a member of the executive team and Executive Vice President and General Manager. Mr. Mendels joined Macromedia in 1992 and served in many roles, including leading Japan sales and establishing Macromedia K.K. in the 1990s, leading Worldwide Marketing, and as General Manager of Macromedia’s web publishing business unit. Mr. Mendels holds a B.A. in East Asian Studies from Wesleyan University and an M.A. in Japanese from the University of California at Berkeley. Mr. Mendels was selected to serve on our Board due to his extensive background in the Internet and software industries.

Directors Continuing in Office Until the 2015 Annual Meeting

Jeremy Allaire, 41, who became our Executive Chairman on March 31, 2013, had previously served as our Chief Executive Officer and Chairman since he co-founded Brightcove in 2004. Prior to founding Brightcove, Mr. Allaire served as a technologist and entrepreneur-in-residence for venture capital firm General Catalyst Partners from March 2003 to August 2004. Before joining General Catalyst Partners, Mr. Allaire was Chief Technology Officer of Macromedia, Inc., a software company, from January 2001 to February 2003. Mr. Allaire joined Macromedia in January 2001 in connection with its merger with Allaire Corporation, a software company, where Mr. Allaire was a co-founder and Chief Technology Officer. Mr. Allaire holds a B.A. in philosophy and political science from Macalester College. Mr. Allaire was selected to serve on our Board due to the perspective and experience he brings as our former Chief Executive Officer and his extensive background in the Internet and software industries.

Elizabeth Nelson, 52, has served as one of our directors since 2010. Ms. Nelson currently serves on the boards of Nokia, a global leader in the mobile market, LivingSocial Inc., an Internet commerce company, Development Alternatives, Inc., an international development company, eLance, Inc., an online marketplace for freelancers, and Yodlee, Inc., a data platform for the financial services industry. Ms. Nelson currently chairs the audit committees of LivingSocial, eLance and Yodlee. From 1996 to 2005, Ms. Nelson served as the Executive Vice President and Chief Financial Officer at Macromedia, Inc., where she also served as a director from January 2005 to December 2005. Prior to joining Macromedia, Ms. Nelson held various roles in finance and corporate development at Hewlett-Packard Company, an information technology company. Ms. Nelson’s public company board service includes serving as a director of Ancestry.com, an online family history company, from 2009 to 2012, of SuccessFactors Inc., a provider of human resources solutions, from 2007 to 2012, of Autodesk Inc., a design software company, from 2007 to 2010, and of CNET Networks, Inc., an Internet media company, from 2003 to 2008. Ms. Nelson holds an M.B.A. in Finance with distinction from the Wharton School at the University of Pennsylvania and a B.S. from Georgetown University. Ms. Nelson was selected to serve as a director on our Board due to her financial and accounting expertise from her prior extensive experience in finance roles with both public and private corporations. Ms. Nelson qualifies as an “audit committee financial expert” under SEC guidelines. In addition, her current service on other public company boards of directors provides us with important perspectives on corporate governance matters.

Executive Officers

In addition to Mr. Mendels, our Chief Executive Officer, who also serves as a director, our executive officers as of April 1, 2013 consisted of the following:

Christopher Menard, 39, has served as our Chief Financial Officer since 2010 and as our Executive Vice President since 2012. Prior to joining Brightcove, Mr. Menard was at Phase Forward Incorporated, a provider of enterprise software and services for clinical trials and drug safety, where he served as Chief Financial Officer from April 2009 to October 2010 and as Vice President of Finance from October 2006 to April 2009. Mr. Menard received an M.B.A. from Boston College and a B.S. in business administration from Babson College.

Andrew Feinberg, 48, has served as our Chief Legal Officer since 2005 and our Executive Vice President, Human Resources and Emerging Markets since 2012. Prior to joining Brightcove, Mr. Feinberg was at Lycos, a search engine provider, from 1999 to 2005, serving as Vice President and General Counsel from 2001 to 2005. Before joining Lycos, Mr. Feinberg was an attorney with Choate, Hall & Stewart, LLP in Boston, Massachusetts from 1997 to 1999 and with Shearman & Sterling LLP in New York, New York from 1991 to 1997. Before joining Shearman & Sterling, Mr. Feinberg served as a Law Clerk to United States District Judge T.F. Gilroy Daly in the District of Connecticut. Mr. Feinberg received his J.D. from Cornell Law School, where he was an Editor of the Cornell Law Review, and his B.A. from Tufts University.

CORPORATE GOVERNANCE

Board Independence

The Board has determined that each of our directors, except for Mr. Mendels as Chief Executive Officer and Mr. Allaire as a former executive officer, has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is “independent” within the meaning of our director independence standards and the director independence standards of NASDAQ and the SEC. Furthermore, the Board has determined that each member of each of the committees of the Board is independent within the meaning of NASDAQ’s, the SEC’s, and our applicable committees’ independence standards, including Rule 10a-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In making that determination, the Board considered all relevant facts and circumstances, including (but not limited to) the director’s commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships. There are no family relationships among any of our directors or executive officers. In addition, a majority of the members of the Board meets the independence standards of the NASDAQ Marketplace Rules.

At least annually, the Board will evaluate all relationships between us and each director in light of relevant facts and circumstances for the purposes of determining whether a material relationship exists that might signal a potential conflict of interest or otherwise interfere with such director’s ability to satisfy his or her responsibilities as an independent director. Based on this evaluation, the Board will make an annual determination of whether each director is independent within the meaning of NASDAQ’s, the SEC’s, and our applicable committees’ independence standards.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The current version of the Code of Business Conduct and Ethics is available on our website at http://investor.brightcove.com/governance.cfm. A copy of the Code of Business Conduct and Ethics may also be obtained, free of charge, upon a request directed to: Brightcove Inc., 290 Congress Street, Boston, MA 02210, Attention: Chief Legal Officer. We intend to disclose any amendment or waiver of a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website (available at http://www.brightcove.com) and/or in our public filings with the SEC.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines to assist and guide its members in the exercise of its responsibilities. These guidelines should be interpreted in accordance with any requirements imposed by applicable federal or state law or regulation, NASDAQ and our certificate of incorporation and bylaws. Our corporate governance guidelines are available in the corporate governance section of our website at http://investor.brightcove.com/governance.cfm. Although these corporate governance guidelines have been approved by the Board, it is expected that these guidelines will evolve over time as customary practice and legal requirements change. In particular, guidelines that encompass legal, regulatory or exchange requirements as they currently exist will be deemed to be modified as and to the extent that such legal, regulatory or exchange requirements are modified. In addition, the guidelines may also be amended by the Board at any time as it deems appropriate.

Board and Committee Meetings

The Board meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring their approval. It also holds special meetings when important matters require action between scheduled meetings. Members of senior management regularly attend meetings to report on and discuss their areas of responsibility. During 2012, the Board held four meetings and acted by unanimous written consent once. The Board has three standing committees:

•	the audit committee, which held five meetings in 2012;

•	the compensation committee, which held six meetings in 2012; and

•	the nominating and corporate governance committee, which did not meet in 2012.

Each of the incumbent directors of the Board attended at least 75% of the aggregate of all meetings of the Board and all meetings of committees of our Board upon which they served (during the periods that they served) during 2012. The Board of Directors regularly holds executive sessions of the independent directors. Executive sessions do not include employee directors or directors who do not qualify as independent under NASDAQ and SEC rules.

Annual Meeting Attendance

It is our policy that members of our Board are encouraged to attend annual meetings of our stockholders.

Committees

Our bylaws provide that the Board may delegate responsibility to committees. The Board has three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. In addition, in connection with our initial public offering we established a pricing committee which held one meeting and is no longer active. The Board has also adopted a written charter for each of the three standing committees. Each committee charter is available in the corporate governance section of our website at http://investor.brightcove.com/governance.cfm.

Audit Committee

Mses. Besemer and Nelson, and Mr. Orfao, currently serve on the audit committee, which is chaired by Ms. Nelson. The Board has determined that each member of the audit committee is “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act, and the applicable NASDAQ Stock Market rules. Each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ Stock Market. The Board has designated Ms. Nelson as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing the internal audit plan with the independent registered public accounting firm and members of management responsible for preparing our consolidated financial statements;

•

reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly consolidated financial statements and related disclosures as well as our critical accounting policies and practices;

•	reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•

recommending, based upon the audit committee’s review and discussions with management and the independent registered public accounting firm, whether our audited consolidated financial statements shall be included in our Annual Report on Form 10-K;

•

monitoring the integrity of our consolidated financial statements and our compliance with legal and regulatory requirements as they relate to our consolidated financial statements and accounting matters;

•	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;

•	reviewing all related party transactions for potential conflicts of interest and approving all such transactions; and

•	reviewing quarterly earnings releases and scripts.

Compensation Committee

Ms. Besemer and Messrs. Kurnit and Orfao currently serve on the compensation committee, which is chaired by Ms. Besemer. The Board has determined that each member of the compensation committee is “independent” as that term is defined in the applicable SEC and NASDAQ Stock Market rules. The compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer;

•	evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and determining the compensation of our Chief Executive Officer;

•	reviewing and approving the compensation of our other executive officers;

•	reviewing and establishing our overall management compensation philosophy and policy;

•	overseeing and administering our compensation and similar plans;

•	reviewing and approving our policies and procedures for the grant of equity-based awards;

•	reviewing and making recommendations to the Board with respect to director compensation;

•	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K; and

•	reviewing and discussing with the Board corporate succession plans for our Chief Executive Officer and other key officers.

Nominating and Corporate Governance Committee

Mses. Besemer and Nelson, and Mr. Orfao currently serve on the nominating and corporate governance committee, which is chaired by Mr. Orfao. The Board has determined that each member of the nominating and corporate governance committee is “independent” as that term is defined in the applicable SEC and NASDAQ Stock Market rules. The nominating and corporate governance committee’s responsibilities include:

•	developing and recommending to the Board criteria for Board and committee membership;

•	establishing procedures for identifying and evaluating Board candidates, including nominees recommended by stockholders;

•	identifying individuals qualified to become members of the Board;

•	recommending to the Board the persons to be nominated for election as directors and for election to each of the Board’s committees;

•	developing and recommending to the Board a set of corporate governance guidelines; and

•	overseeing the evaluation of the Board and management.

Identifying and Evaluating Director Nominees

The Board is responsible for selecting its own members. The Board delegates the selection and nomination process to the nominating and corporate governance committee, with the expectation that other members of the Board, and of management, will be requested to take part in the process as appropriate.

Generally, the nominating and corporate governance committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the nominating and corporate governance committee deems to be helpful to identify candidates. Once candidates have been identified, the nominating and corporate governance committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the nominating and corporate governance committee. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be appropriate in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the Board’s approval as director nominees for election to the Board.

Minimum Qualifications

The nominating and corporate governance committee will consider, among other things, the following qualifications, skills and attributes when recommending candidates for the Board’s selection as nominees for the Board and as candidates for appointment to the Board’s committees. The nominee shall have the highest personal and professional integrity, shall have demonstrated exceptional ability and judgment, and shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the stockholders.

In evaluating proposed director candidates, the nominating and corporate governance committee may consider, in addition to the minimum qualifications and other criteria for Board membership approved by the Board from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of professional experience or other background characteristics, his or her independence and the needs of the Board.

Stockholder Recommendations

Stockholders may submit recommendations for director candidates to the nominating and corporate governance committee by sending the individual’s name and qualifications to our Secretary at Brightcove Inc., 290 Congress Street, Boston, MA 02210, who will forward all recommendations to the nominating and corporate governance committee. The nominating and corporate governance committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Stockholder Communications

The Board provides to every securityholder the ability to communicate with the Board, as a whole, and with individual directors on the Board through an established process for securityholder communication. For a securityholder communication directed to the Board of Directors as a whole, securityholders may send such communication to the attention of the Chairman of the Board via U.S. Mail or Expedited Delivery Service to: Brightcove Inc., 290 Congress Street, Boston, MA 02210, Attn: Chairman of the Board.

For a securityholder communication directed to an individual director in his or her capacity as a member of the Board, securityholders may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: Brightcove Inc., 290 Congress Street, Boston, MA 02210, Attn: [Name of Individual Director].

We will forward by U.S. Mail any such securityholder communication to each director, and the Chairman of the Board in his or her capacity as a representative of the Board, to whom such securityholder communication is addressed to the address specified by each such director and the Chairman of the Board, unless there are safety or security concerns that mitigate against further transmission.

Board Leadership Structure

Our corporate governance guidelines do not dictate a particular Board structure, and the Board is given the flexibility to select its Chairman and our Chief Executive Officer in the manner that it believes is in the best interests of our stockholders. Accordingly, the Chairman and the Chief Executive Officer may be filled by one individual or two. The Board has currently determined that having Jeremy Allaire serve as Executive Chairman and David Mendels serve as Chief Executive Officer is in the best interests of the stockholders. We currently separate the roles of Chief Executive Officer and Chairman in recognition of the differences between the two roles as they are presently defined. The Chief Executive Officer is responsible for setting the strategic direction for the company and for the day-to-day leadership and performance of the company, while the Chairman provides guidance to the Chief Executive Officer and leads the Board. The Board believes its administration of its risk oversight function has not affected the Board’s leadership structure.

Board’s Role in Risk Oversight

The Board is involved in the oversight of risks that could affect us. This oversight is conducted primarily through the audit committee, which on behalf of the Board, is charged with overseeing the principal risk exposures we face and our mitigation efforts in respect of these risks. The audit committee is responsible for interfacing with management and discussing with management the company’s principal risk exposures and the steps management has taken to monitor and control risk exposures, including risk assessment and risk management policies. The compensation committee also plays a role in that it is charged, in overseeing our overall compensation structure, with assessing whether that compensation structure creates risks that are reasonably likely to have a material adverse effect on us.

Risks Related to Compensation Policies and Practices

When determining our compensation policies and practices, the Board considers various matters relevant to the development of a reasonable and prudent compensation program, including whether the policies and practices are reasonably likely to have a material adverse effect on us. We believe that the mix and design of our executive compensation plans and policies do not encourage management to assume excessive risks and are not reasonably likely to have a material adverse effect on us for the following reasons: we offer an appropriate balance of short and long-term incentives and fixed and variable amounts; our variable compensation is based on a balanced mix of criteria; and the Board and compensation committee have the authority to adjust variable compensation as appropriate.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have appointed Ernst & Young LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2013, and we are asking you and other stockholders to ratify this appointment. Ernst & Young LLP has served as our independent registered public accounting firm since 2010.

The audit committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. As a matter of good corporate governance, the Board determined to submit to stockholders for ratification the appointment of Ernst & Young LLP. A majority of the votes properly cast is required in order to ratify the appointment of Ernst & Young LLP. In the event that a majority of the votes properly cast do not ratify this appointment of Ernst & Young LLP, we will review our future appointment of Ernst & Young LLP.

We expect that a representative of Ernst & Young LLP will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

We adopted a policy on January 26, 2012 under which the audit committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval would generally be requested annually, with any pre-approval detailed as to the particular service, which must be classified in one of the four categories of services listed below. The audit committee may also, on a case-by-case basis, pre-approve particular services that are not contained in the annual pre-approval request. In connection with this pre-approval policy, the audit committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board.

In addition, in the event time constraints require pre-approval prior to the audit committee’s next scheduled meeting, the audit committee has authorized its Chairperson to pre-approve services. Engagements so pre-approved are to be reported to the audit committee at its next scheduled meeting.

Audit Fees

The following table sets forth the fees billed by Ernst & Young LLP for audit, audit-related, tax and all other services rendered for 2012 and 2011:

Fee Category	2012	2011
Audit Fees	$684,743	$1,660,578
Audit-Related Fees	101,490	—
Tax Fees	171,500	77,000
All Other Fees	1,915	1,995

Total Fees	$959,648	$1,739,573

Audit Fees. Consist of aggregate fees for professional services provided in connection with the annual audit of our consolidated financial statements, the review of our quarterly condensed consolidated financial statements, consultations on accounting matters directly related to the audit, and comfort letters, consents and assistance with and review of documents filed with the SEC.

Audit-Related Fees. Consist of aggregate fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our consolidated financial statements and were not reported above under “Audit Fees”.

Tax Fees. Consist of aggregate fees for tax compliance, tax advice and tax planning services including the review and preparation of our federal and state income tax returns.

All Other Fees. Consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above. These fees consisted of an amount paid for the use of an online accounting research tool.

The audit committee pre-approved all services performed since the pre-approval policy was adopted.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST  & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

Report of the Audit Committee of the Board of Directors

The information contained in this audit committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Brightcove specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

This report is submitted by the audit committee of the Board. The audit committee consists of the three directors whose names appear below. None of the members of the audit committee is an officer or employee of Brightcove, and the Board has determined that each member of the audit committee is “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act, and the applicable NASDAQ Stock Market rules. Each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ Stock Market. The Board has designated Ms. Nelson as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The audit committee operates under a written charter adopted by the Board.

The audit committee’s general role is to assist the Board in monitoring our financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

The audit committee has reviewed the company’s consolidated financial statements for 2012 and met with management, as well as with representatives of Ernst & Young LLP, the company’s independent registered public accounting firm, to discuss the consolidated financial statements. The audit committee also discussed with members of Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA Performance Standards Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the audit committee received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with members of Ernst & Young LLP its independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the audit committee recommended to the Board that the company’s audited consolidated financial statements for 2012 be included in its Annual Report on Form 10-K for 2012.

Audit Committee

Elizabeth Nelson (Chairperson)

Deborah Besemer

David Orfao

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of March 1, 2013, for:

•	each person known by us to be the beneficial owner of more than 5% of our common stock;

•	our named executive officers;

•	each of our directors and director nominees; and

•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe, based on the information provided to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

The table lists applicable percentage ownership based on 28,021,147 shares of common stock outstanding as of March 1, 2013. Options to purchase shares of our common stock that are exercisable, and shares of our common stock that may be acquired upon the vesting of restricted stock units (“RSUs”), in each case, within 60 days of March 1, 2013, are deemed to be beneficially owned by the persons holding these options or RSUs, as applicable, for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage. Unless otherwise indicated, the address for each beneficial owner is c/o Brightcove Inc., 290 Congress Street, Boston, MA 02210.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage
5% Stockholders
TimesSquare Capital Management, LLC(1)	1,659,850	6.0%

Executive Officers and Directors
Jeremy Allaire(2)	1,537,169	5.4%
David Mendels(3)	592,131	2.1%
Christopher Menard(4)	141,623	*
Andrew Feinberg(5)	172,272	*
Deborah Besemer(6)	92,766	*
Scott Kurnit(7)	212,507	*
Elizabeth Nelson(8)	57,781	*
David Orfao(9)	17,503	*
All executive officers and directors as a group (8 persons)(10)	2,823,752	9.6%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)

Beneficial ownership is as of December 31, 2012, based solely on a Schedule 13G filed on February 11, 2013 with the SEC by TimesSquare Capital Management, LLC (“TimesSquare”) and includes 1,659,850 shares of our common stock over which TimesSquare has sole dispositive power and 1,568,350 shares of our common stock over which TimesSquare has sole voting power. The principal business address of TimesSquare is 1177 Avenue of the Americas, 39th Floor, New York, NY 10036.

(2)	Consists of (a) 524,351 shares held directly by Mr. Allaire, (b) 419,552 shares issuable to Mr. Allaire upon exercise of stock options exercisable within 60 days after March 1, 2013 and (c) 593,266 shares which Mr. Allaire transferred to his ex-wife pursuant to a divorce settlement but over which Mr. Allaire continues to have voting rights.

(3)	Consists of (a) 163,992 shares held directly by Mr. Mendels and (b) 428,139 shares issuable to Mr. Mendels upon exercise of stock options exercisable within 60 days after March 1, 2013.
(4)	Consists of (a) 4,988 shares held directly by Mr. Menard and (b) 136,635 shares issuable to Mr. Menard upon exercise of stock options exercisable within 60 days of March 1, 2013.
(5)	Consists of 172,272 shares issuable to Mr. Feinberg upon exercise of stock options exercisable within 60 days after March 1, 2013.
(6)	Consists of (a) 19,423 shares held directly by Ms. Besemer and (b) 73,343 shares issuable to Ms. Besemer upon exercise of stock options exercisable within 60 days after March 1, 2013.
(7)	Consists of 212,507 shares held directly by Mr. Kurnit.
(8)	Consists of (a) 2,500 shares held by Ms. Nelson and (b) 55,281 shares issuable to Ms. Nelson upon exercise of stock options exercisable within 60 days after March 1, 2013.
(9)	Consists of 17,503 shares held directly by Mr. Orfao.
(10)	See footnotes 2 through 9 above. Includes 1,285,222 shares issuable upon exercise of stock options exercisable within 60 days after March 1, 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such reports.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that for 2012, except for one Form 4 filed by Mr. Menard after its due date and one Form 4 filed by Ms. Besemer, relating to two transactions, filed after its due date, all required reports were filed on a timely basis under Section 16(a).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section explains how our executive compensation programs are designed and operate with respect to our named executive officers listed in the Summary Compensation Table below. Our named executive officers in 2012 were Jeremy Allaire, Chairman and Chief Executive Officer; David Mendels, President and Chief Operating Officer; Christopher Menard, Chief Financial Officer; and Andrew Feinberg, Chief Legal Officer.

Executive Summary

Our compensation strategy is designed to attract and retain high-caliber executive officers and employees, and communicate and align employee contributions with our objectives and stockholder interests. We intend to provide a competitive total compensation package and will share our success with our named executive officers, as well as our other employees, when our objectives are met.

Compensation for our named executive officers consists of the elements identified in the following table.

Compensation Element	Objective
Base salary	To attract and retain employees and to recognize ongoing performance of job responsibilities.

Annual performance-based cash compensation	To re-emphasize corporate objectives and provide additional reward opportunities for our named executive officers (and employees generally) when key business objectives are met.

Long-term equity incentive compensation	To reward increases in stockholder value and to emphasize and reinforce our focus on team success.

Severance and change in control benefits	To provide income protection in the event of involuntary loss of employment and to focus named executive officers on stockholder interests when considering strategic alternatives.

Retirement savings (401(k)) plan	To provide retirement savings in a tax-efficient manner.

Health and welfare benefits	To provide a basic level of protection from health, dental, life and disability risks.

Each of the elements of our executive compensation program is discussed in more detail below. Our compensation elements are designed to be flexible, to complement each other and to serve the compensation objectives described above. We have not adopted any formal or informal policies or guidelines for allocating compensation between fixed and variable compensation, cash and equity incentive awards, or short-term and long-term compensation. Our mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of short-term cash and long-term equity incentive awards.

Determining Executive Compensation

Our Chief Executive Officer reviews the performance of each named executive officer other than himself, and based on this review and the factors described below, makes recommendations to the compensation committee with respect to each named executive officer’s total compensation package. The compensation committee then makes the final determination with regard to the total compensation package for our named executive officers, including our Chief Executive Officer.

In connection with our initial public offering, our Board engaged Pearl Meyer & Partners, LLC, or Pearl Meyer, a compensation consultant, to help evaluate the total compensation packages for our named executive officers. As part of this engagement, Pearl Meyer analyzed compensation data relating to the following 18 publicly-traded U.S.-based software companies:

Autobytel	Envestnet	MediaMind
BroadSoft	Innodata Isogen	Motricity
Convio	Keynote Systems	Responsys
Cornerstone OnDemand	Local.com	SPS Commerce
EasyLink Services International	LogMeIn	Support.com
Ellie Mae	LoopNet	TechTarget

Certain of these companies were determined to be appropriate peer companies based on the size of their businesses. Certain of these companies were selected for executive compensation analysis purposes because they had recently completed initial public offerings. These companies are also representative of the types of companies with which we compete for executive talent. We may replace some or all of these companies with others from time to time as changes in market positions and company size, including our own, may suggest more representative peer group companies.

Elements of Compensation

Base Salaries

Base salaries for our named executive officers were established initially through arm’s-length negotiations at the time the individual was hired, taking into account private company compensation surveys and internal pay equity considerations, as well as the individual’s qualifications and experience. Base salaries of our named executive officers are reviewed by our Chief Executive Officer and our head of Human Resources and approved annually by our compensation committee. Adjustments to base salaries are based on an individual’s performance, promotions, as well as compensation surveys and internal pay equity considerations. In making decisions regarding salary adjustments, our compensation committee also draws upon the experience that members of our Board have within our industry. We do not assign a specific weight to any single factor in making decisions regarding base salary adjustments.

The compensation committee did not believe adjustments to the base salaries were necessary for the named executive officers when it conducted its annual review in 2012.

As of December 31, 2012, the base salaries for our named executive officers were as follows:

Named Executive Officer	Base Salary
Jeremy Allaire	$300,000
David Mendels	$250,000
Christopher Menard	$240,000
Andrew Feinberg	$225,000

Annual Performance-Based Cash Compensation

The named executive officers, as well as other executives and employees, participate in our annual Performance Incentive Program, which provides an opportunity to earn a cash bonus upon achievement of performance objectives approved by our compensation committee. In addition, Mr. Feinberg, as well as certain other executives and employees, participates in our Sales Incentive Program, which provides an opportunity to earn a cash bonus upon achievement of sales objectives approved by management. These programs were established to further align individual goals with corporate and department goals and to increase focus on executing key business deliverables.

Target Bonuses. As with base salaries, the target annual incentive compensation opportunities (generally expressed as a percentage of base salary) for our named executive officers were established initially through arm’s-length negotiations at the time the individual was hired, taking into account private company compensation surveys and internal pay equity considerations, as well as the individual’s qualifications and experience. Adjustments to annual incentive compensation targets are based on an individual’s performance, as well as compensation surveys and internal pay equity considerations. Along with base salaries, annual incentive compensation targets are reviewed and approved annually by the compensation committee. In making decisions regarding adjustments to annual incentive compensation targets, our compensation committee also draws upon the experience that members of our Board have within our industry. We do not assign a specific weight to any single factor in making decisions regarding adjustments to annual incentive compensation targets.

The compensation committee did not believe adjustments to the annual incentive compensation targets were necessary for the named executive officers when it conducted its annual review in 2012. For 2012, the annual incentive compensation targets for our named executive officers under our Performance Incentive Program were as follows:

Named Executive Officer	Target Bonus (% of base salary)
Jeremy Allaire	45%
David Mendels	35%
Christopher Menard	35%
Andrew Feinberg	35%

The compensation committee did not believe an adjustment to the annual incentive compensation target for Mr. Feinberg under the Sales Incentive Program for 2012 was necessary when it conducted its annual review in 2012. The following table sets forth the annual incentive compensation target for Mr. Feinberg under the Sales Incentive Program for 2012:

Named Executive Officer	Target Bonus
Andrew Feinberg	$55,000

Bonus Determinations—Performance Incentive Program. Under the Performance Incentive Program, each year (generally during the first quarter) the Board establishes company-wide financial performance objectives, which serve as the basis for determining the eligibility for and amount of bonuses to be paid under the program. For 2012, the Board used our revenue and non-GAAP operating loss (excluding bonus expense) for the performance objectives, weighted equally. We define non-GAAP operating loss (excluding bonus expense) as our loss from operations, calculated in accordance with GAAP, excluding our stock-based compensation expense, the amortization of acquired intangibles and merger-related expenses. The Board determines the goals for each of these objectives in consultation with management and taking into account our performance for the immediately preceding year. The Board establishes goals it believes are necessary to provide a competitive overall compensation package in light of each named executive officer’s base salary and to motivate our executives to achieve an aggressive level of growth. Our 2012 revenue goal was $83.4 million, compared with $88.0 million in actual revenue for the fiscal year ended December 31, 2012. Our 2012 non-GAAP operating loss (excluding bonus expense) goal was $(7.9) million, compared with $(3.0) million in actual non-GAAP operating loss (excluding bonus expense) for the fiscal year ended December 31, 2012.

The above-referenced performance objectives should not be interpreted as a prediction of how we will perform in future periods. As described above, the purpose of these objectives was to establish a method for determining the payment of performance-based cash compensation. You are cautioned not to rely on these performance goals as a prediction of our future performance.

After the end of each year, the compensation committee reviews our actual achievement against the performance objectives and determines the amount of bonuses to be paid under the program as a whole. We must achieve at least 90% of the goal for each objective for bonuses to be paid under the program. Performance at the 90% level with respect to each objective would result in bonus payouts to the named executive officers at 75% of the named executive officers’ individual target bonus opportunity. Each incremental 1% of achievement from 90% to 100% of the goal for each objective increases the bonus payouts by 2.5%, such that performance at the 95% level with respect to each objective would result in bonus payouts at 87.5% of the individual target bonus opportunity and performance at the 100% level with respect to each objective would result in bonus payouts at 100% of the individual target bonus opportunity. In addition, each incremental 1% of achievement above 100% of our annual target for non-GAAP operating loss (excluding bonus expense) increases the bonus payouts by 0.5%. Any achievement above 100% of our annual target for revenue does not impact bonus payouts.

For the full year in 2012, we achieved 105% of the goal for revenue and 162% of the goal for non-GAAP operating loss (excluding bonus expense). As such, the compensation committee awarded the named executive officers 131% of their respective full-year target bonuses.

Bonus Determinations—Sales Incentive Program. Under the Sales Incentive Program for 2012, each quarter management established sales objectives for individuals, by region, which served as the basis for determining the amount of bonuses to be paid to the individual under the program. The sales objectives took into account our performance for the immediately preceding quarter and the corresponding quarter for the immediately preceding year. The sales objectives for 2012 each represented a significant increase over our actual performance in 2011. After the end of each quarter, management reviewed an individual’s performance with respect to their individual sales objectives and determined the amount of the bonus to be paid under the program to the individual.

For 2012, the quarterly sales performance bonuses for Mr. Feinberg were based predominantly on new customer bookings and sales to existing customers. The execution of multi-year customer contracts and professional services bookings were the remaining factors in the determination of his sales performance bonuses. For 2012, Mr. Feinberg’s territory in which such objectives were measured was comprised of Japan and the Asia Pacific region. Mr. Feinberg’s annual incentive compensation target of $55,000 in 2012 consisted of quarterly targets of $13,750. In 2012, Mr. Feinberg earned $9,023 of incentive compensation for the first quarter, $12,345 for the second quarter, $13,380 for the third quarter and $18,149 for the fourth quarter, resulting in annual incentive compensation of $52,897. New customer bookings translate into incentive compensation by comparing the quarterly bookings goal set by management for the region against the dollar amount in bookings actually achieved. Sales to existing customers translate into incentive compensation by comparing the percentage goal for monthly recurring revenue set by management for the region against the percentage actually achieved. Such resulting percentages are then multiplied by the quarterly sales performance bonus target to determine the amount of bonus earned in such quarter. Certain factors may decrease the amount of bonus earned, such as non-standard contract terms, and certain other factors may increase the amount of bonus earned, such as large single bookings of over $1 million.

Mr. Feinberg’s new customer bookings goal increased each quarter of 2012; however, since the bookings growth metric is highly sensitive data, we do not disclose the specific performance goal for this metric because we believe that such disclosure would result in serious competitive harm. We set the goals for bookings at a high level because we are a growth-oriented company and rely on bookings to help drive our growth. Additionally, the value associated with customers at the time of booking is an estimate of the revenue we expect to receive from new customers which, in turn, is based on an estimate of what the customer’s total collections will be using our services. Since the number is an estimate based on an estimate, it is inherently volatile and cannot be used to predict actual revenue.

Please refer to the “Summary Compensation Table” for the actual amounts paid to each of our named executive officers pursuant to our annual Performance Incentive Program and Sales Incentive Program for 2012.

Long-Term Equity Incentive Compensation

Our named executive officers are eligible to receive long-term equity-based incentive awards, which are intended to align the interests of our named executive officers with the interests of our stockholders and to emphasize and reinforce our focus on team success. Since the consummation of our initial public offering, our long-term equity-based incentive compensation awards have been made in the form of stock options and restricted stock units subject to vesting based on continued employment. We believe that stock options and restricted stock units are effective tools for meeting our compensation goal of increasing long-term stockholder value. Because employees are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price, and because the value of restricted stock units is based on the price of our common stock when the restricted stock units vest, we believe stock options and restricted stock units provide meaningful incentives to employees to achieve increases in the value of our stock over time.

All stock option and restricted stock unit awards are approved by the compensation committee. In determining the size of a stock option grant or restricted stock unit award, the compensation committee takes into account individual performance (generally consisting of financial performance for the year as well as a subjective, qualitative review of each named executive officer’s contribution to the success of the business), internal pay equity considerations and the value of existing long-term incentive awards. Each named executive officer received an initial grant of stock options and/or restricted stock in connection with the commencement of his employment. Our named executive officers and other employees are also eligible to receive additional grants or awards from time to time. We do not have a set program for the award of these additional grants or awards, and our compensation committee retains discretion to make stock option or restricted stock unit awards to employees at any time.

Prior to the consummation of our initial public offering, stock option and restricted stock awards to our named executive officers typically had vesting schedules of four years, with 25% vesting on the first anniversary of the vesting start date, which is a date fixed by our Board or compensation committee when making equity awards, and the remainder vesting in 36 equal monthly installments thereafter. Since the consummation of our initial public offering, stock option and restricted stock unit awards to our named executive officers typically vest over four years, with 25% vesting on each annual anniversary of the vesting start date. We believe this vesting schedule encourages long-term employment with our company, while allowing our executives to realize compensation in line with the value they have created for our stockholders.

In May 2012, Mr. Allaire was awarded 30,000 restricted stock units, Mr. Mendels was awarded 25,000 restricted stock units, Mr. Menard was awarded 20,000 restricted stock units and 32,046 restricted stock units, and Mr. Feinberg was awarded 20,000 restricted stock units. These awards were each granted in recognition of the named executive officers’ service to our company and each award, other than Mr. Menard’s award of 32,046 restricted stock units, vests over four years, with 25% vesting on each annual anniversary of the vesting start date, which is a date fixed by our compensation committee when making equity awards. Mr. Menard’s award of 32,046 restricted stock units vests over four years, with 25% vesting on each annual anniversary of November 1, 2011.

In November 2012, Mr. Allaire was awarded 60,000 restricted stock units, Mr. Mendels was awarded 50,000 restricted stock units, Mr. Menard was awarded 40,000 restricted stock units, and Mr. Feinberg was awarded 40,000 restricted stock units. These grants were each made as retention awards and each award vests over four years, with 25% vesting on each annual anniversary of the vesting start date, which is a date fixed by our compensation committee when making equity awards.

Severance and Change in Control Benefits

Pursuant to employment agreements entered into with each of our named executive officers in August 2011, upon a change in control of our company, each executive’s then-outstanding equity awards will fully vest.

If an executive’s employment is terminated by us without cause or if the executive resigns for good reason prior to a change in control of the company, the executive is eligible for severance benefits in 12 equal monthly installments consisting of an amount equal to the sum of one times the executive’s base salary and one times the executive’s target bonus, plus an amount equal to 12 months of COBRA coverage. In such case, the vesting of each executive’s then-outstanding equity awards shall also accelerate by 25%. The severance benefits described in this paragraph are contingent upon the executive agreeing to a general release of claims in favor of us following termination of employment.

If an executive’s employment is terminated by us without cause or if the executive resigns for good reason following a change in control of our company, the executive is eligible for severance benefits in a lump sum consisting of an amount equal to the sum of one times the executive’s base salary and one times the executive’s target bonus, plus an amount equal to 12 months of COBRA coverage. If such termination occurs more than 12 months after a change in control of our company, such severance benefits will be provided in 12 equal monthly installments. The severance benefits described in this paragraph are contingent upon the executive agreeing to a general release of claims in favor of us following termination of employment.

In addition, if an executive’s employment is terminated by us without cause or if the executive resigns for good reason, the executive may exercise all vested stock options until the date which is ten years from the grant date of the applicable stock option. If an executive’s employment is terminated by us for cause, each applicable stock option may no longer be exercised from and after the date on which the executive received written notice from us of such termination.

We provide these benefits to promote retention and ease the consequences to the executive of an unexpected termination of employment. These arrangements are also intended to preserve morale and productivity in the face of the potentially disruptive impact of a change in control. These benefits also allow our named executive officers to focus on the value of strategic alternatives to stockholders without concern for the impact on their own continued employment, as each of their offices is at heightened risk of turnover in the event of a change in control.

Please refer to the discussion below under “—Employment Agreements; Potential Payments upon Termination or Change in Control” for a more detailed discussion of our severance and change in control benefits.

Employee Benefits

Our named executive officers are eligible for the same benefits available to our employees generally. These include participation in a tax-qualified 401(k) plan and group health, dental, life and disability insurance plans. The type and extent of benefits offered are intended to be competitive within our industry.

Other Compensation Practices and Policies

Perquisites and Personal Benefits. As noted above, our named executive officers are eligible to participate in the same benefits as those offered to all full-time employees. We do not have any programs for providing material personal benefits or executive perquisites to our named executive officers.

Stock Ownership Guidelines. There are currently no equity ownership requirements or guidelines that any of our named executive officers or other employees must meet or maintain.

Policy Regarding the Timing of Equity Awards. Our equity award grant policy formalizes our process for granting equity-based awards. Under our equity award grant policy, we will generally grant equity awards on a regularly scheduled basis. If extraordinary circumstances arise such that the compensation committee or the Board determines it is advisable to grant an equity award at a time other than as set forth below, the compensation committee may consider and approve any such grant. Grants of equity awards for new hires or promotions will be made on a quarterly basis on the third trading day after we first publicly release our financial results for the quarter, which we call a grant date, with these grants becoming effective on the first grant date following the date on which such grant is approved. Grants of equity awards to current employees (other than in connection with a promotion) will generally be made, if at all, on an annual basis on one of the grant dates specified above. It is the intention of the compensation committee to consider and approve any such grants at a meeting of the compensation committee, which meeting will be established in advance, with notice to the compensation committee in accordance with the compensation committee charter.

Tax Deductibility. Our Board has considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our named executive officers. Section 162(m) places a limit of $1 million on the amount of compensation that a publicly-held corporation may deduct in any one year with respect to its chief executive officer and each of the next three most highly compensated executive officers (other than its chief financial officer). In general, certain performance-based compensation approved by stockholders is not subject to this deduction limit. Because we were not publicly traded until February 2012, our Board has not previously taken the deductibility limit imposed by Section 162(m) into consideration in making compensation decisions. Our compensation committee generally seeks to qualify certain equity-based compensation paid to our named executive officers (such as stock options) for an exemption from the deductibility limitations of Section 162(m). However, we may authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate to attract and retain executive talent.

Accounting for Stock-Based Compensation. We follow Financial Accounting Standard Board, or FASB, Accounting Standards Codification Topic, or ASC, 718, Compensation—Stock Compensation, for our stock-based compensation awards to employees. FASB ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, restricted stock awards and restricted stock unit awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. FASB ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their statements of operations over the period that an executive officer is required to render service in exchange for the option or other award. Our compensation committee may consider the impact of FASB ASC Topic 718 when making equity-based awards.

Tabular Disclosure Regarding Executive Compensation

The following tables provide information regarding the compensation awarded to or earned during our fiscal years ended December 31, 2012, 2011 and 2010 by our named executive officers.

Summary Compensation Table—2012

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Jeremy Allaire Chairman and Chief Executive Officer	2012 2011 2010	300,000 256,250 225,000	— — 50,250	1,084,200 — —	— — —	176,918 157,894 —		— — 142,776	(2)	1,561,118 414,144 418,026

David Mendels President and Chief Operating Officer	2012 2011 2010	250,000 235,417 225,000	— — 50,250	903,500 — 1,186,574	— 152,683 2,896,614	114,669 102,339 —		— — —		1,268,169 490,439 4,358,438

Christopher Menard Chief Financial Officer	2012 2011 2010	240,000 234,167 53,224	— — 25,000	1,263,736 — —	— 1,012,841 —	110,082 98,245 —		— — —		1,613,818 1,345,253 78,224

Andrew Feinberg Chief Legal Officer	2012 2011 2010	225,000 210,417 200,000	— — 33,500	722,800 — —	— 496,140 —	156,099 155,315 52,378	(3) (4)	— — —		1,103,899 861,872 285,878

(1)	The valuation of stock and option awards is based on the grant date fair value computed in accordance with FASB ASC Topic 718 disregarding any estimates of forfeitures. The assumptions used to calculate the value of stock and option awards are described in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.
(2)	This amount consists of the proceeds received by Mr. Allaire from a private sale of shares of our common stock that exceeded the estimated fair value of the common stock at the time of the transaction.
(3)	Of this amount, $103,202 represents the cash bonus paid pursuant to our Performance Incentive Program, and $52,897 represents the cash bonus paid pursuant to our Sales Incentive Program, each as described in “—Annual Performance-Based Cash Compensation” above. For more information, see “Grants of Plan-Based Awards—2012” below.
(4)	Of this amount, $92,105 represents the cash bonus paid pursuant to our Performance Incentive Program, and $63,210 represents the cash bonus paid pursuant to our Sales Incentive Program, each as described in “—Annual Performance-Based Cash Compensation” above.

Grants of Plan-Based Awards—2012

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
		Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jeremy Allaire	— 5/8/2012 11/16/2012	— — —	135,000 — —		— — —	— — —	— 30,000 60,000	— 30,000 60,000	— — —	— — —	— — —	— 506,400 577,800

David Mendels	— 5/8/2012 11/16/2012	— — —	87,500 — —		— — —	— — —	— 25,000 50,000	— 25,000 50,000	— — —	— — —	— — —	— 422,000 481,500

Christopher Menard	— 5/8/2012 5/8/2012 11/16/2012	— — — —	84,000 — — —		— — — —	— — — —	— 20,000 32,046 40,000	— 20,000 32,046 40,000	— — — —	— — — —	— — — —	— 337,600 540,936 385,200

Andrew Feinberg	— 5/8/2012 11/16/2012	— — —	133,750 — —	(2)	— — —	— — —	— 20,000 40,000	— 20,000 40,000	— — —	— — —	— — —	— 337,600 385,200

(1)	The valuation of stock and option awards is based on the grant date fair value computed in accordance with FASB ASC Topic 718 disregarding any estimates of forfeitures. The assumptions used to calculate the value of stock and option awards are described in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.
(2)	Of this amount, $78,750 represents the potential performance-based incentive cash payment Mr. Feinberg could earn pursuant to the Performance Incentive Program for 2012, and $55,000 represents the potential performance-based incentive cash payment Mr. Feinberg could earn pursuant to the Sales Incentive Program for 2012, each as described in “—Annual Performance-Based Cash Compensation” above. The actual amounts earned pursuant to the Performance Incentive Program and the Sales Incentive Program for 2012 are set forth in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above.

Outstanding Equity Awards at Fiscal Year-End 2012

	Option Awards(1)							Stock Awards

Name	Vesting Start Date (2)	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Jeremy Allaire	8/24/2008 — —	419,552 — —	(4)	— — —		0.96 — —	4/15/2018 — —	— 30,000 60,000	(5) (6)	— 271,200 542,400

David Mendels	10/23/2008 10/1/2009 1/1/2010 1/1/2010 — — —	73,343 7,211 302,816 — 35,000 — —	(4) (4) (4)	— — 9,769 — — — —	(7)	1.25 1.72 1.72 — 8.19 — —	2/12/2019 12/15/2019 1/26/2020 — 3/8/2021 — —	— — — 4,887 — 25,000 50,000	(8) (5) (6)	— — — 44,178 — 226,000 452,000

Christopher Menard	10/4/2010 — — —	118,417 — — —		100,200 — — —		8.19 — — —	3/8/2021 — — —	— 20,000 24,035 40,000	(5) (9) (6)	— 180,800 217,276 361,600

Andrew Feinberg	9/15/2007 7/31/2008 4/1/2011 5/12/2011 — —	38,461 96,153 16,025 15,223 — —	(4) (4)	— — 22,436 23,238 — —		0.81 0.96 8.19 8.19 — —	11/12/2017 7/31/2018 5/12/2021 5/12/2021 — —	— — — — 20,000 40,000	(5) (6)	— — — — 180,800 361,600

(1)	Unless otherwise indicated, these stock options were granted on the date ten years prior to the expiration date and vest over four years, with 25% vesting on the first anniversary of the vesting start date and the remainder vesting in 36 equal monthly installments thereafter.
(2)	The vesting start date is a date fixed by our Board or compensation committee when making equity awards.
(3)	Represents the fair market value of unvested shares as of December 31, 2012 based upon the closing market price of our common stock on that date of $9.04 per share.
(4)	This stock option is fully vested.
(5)	This restricted stock unit award was made on May 8, 2012 and vests over four years, with 25% vesting on each anniversary of the vesting start date.
(6)	This restricted stock unit award was made on November 16, 2012 and vests over four years, with 25% vesting on each anniversary of the vesting start date.
(7)	This stock option vests over three years, with 25% vesting on the first anniversary of the vesting start date and the remainder vesting in 24 equal monthly installments thereafter.
(8)	This restricted stock award was made on January 26, 2010 and vests over three years, with 25% vesting on the first anniversary of the vesting start date and the remainder vesting in 24 equal monthly installments thereafter.
(9)	This restricted stock unit award was made on May 8, 2012 and vests over four years, with 25% vesting on each anniversary of November 1, 2011.

Option Exercises and Stock Vested Table—2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jeremy Allaire	—	—	—	—
David Mendels	—	—	58,608	529,816
Christopher Menard	—	—	8,011	72,419
Andrew Feinberg	—	—	—	—

(1)	The value realized on vesting is based upon the closing market price of our common stock on December 31, 2012 of $9.04 per share.

Pension Benefits

We do not offer any defined benefit pension plans.

Nonqualified Deferred Compensation

We do not offer any nonqualified deferred compensation plans.

Employment Agreements; Potential Payments upon Termination or Change in Control

Jeremy Allaire. Mr. Allaire’s agreement provides for a base salary of $300,000 per year, and for his participation in our annual Performance Incentive Program at an annual target bonus of 45% of his base salary.

David Mendels. Mr. Mendels’ agreement provides for a base salary of $250,000 per year, and for his participation in our annual Performance Incentive Program at an annual target bonus of 35% of his base salary.

Christopher Menard. Mr. Menard’s agreement provides for a base salary of $240,000 per year, and for his participation in our annual Performance Incentive Program at an annual target bonus of 35% of his base salary.

Andrew Feinberg. Mr. Feinberg’s agreement provides for a base salary of $225,000 per year, for his participation in our annual Performance Incentive Program at an annual target bonus of 35% of his base salary and for his participation in our Sales Incentive Program at an annual target bonus of $55,000.

The information below describes certain compensation that would have become payable under existing plans and contractual arrangements assuming a termination of employment and/or change in control had occurred on December 31, 2012, based on the closing market price of our common stock on that date of $9.04 per share. There can be no assurance that an actual triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

The following table sets forth the estimated value of the potential payments to each of the named executive officers, assuming the executive’s employment had terminated on December 31, 2012 and/or that a change in control had also occurred on that date. These figures are based on the equity agreements and employment agreements in effect on December 31, 2012.

Name	Benefit	Voluntary Resignation or Termination for Cause($)	Termination without Cause, or Resignation for Good Reason, prior to Change in Control($)	Termination without Cause, or Resignation for Good Reason, within 12 months after Change in Control($)
Jeremy Allaire	Severance(1)	—	435,000	435,000
	Option / Restricted Stock Acceleration(2)	—	203,400	813,600
	COBRA Premiums(3)	—	12,282	12,282
	Vacation Payout	—	—	—
	Total Value	—	650,682	1,260,882

David Mendels	Severance(1)	—	337,500	337,500
	Option / Restricted Stock Acceleration(2)	—	285,209	793,709
	COBRA Premiums(3)	—	—	—
	Vacation Payout	—	—	—
	Total Value	—	622,709	1,131,209

Christopher Menard	Severance(1)	—	324,000	324,000
	Option / Restricted Stock Acceleration(2)	—	236,375	844,847
	COBRA Premiums(3)	—	12,282	12,282
	Vacation Payout	—	—	—
	Total Value	—	572,657	1,181,129

Andrew Feinberg	Severance(1)	—	358,750	358,750
	Option / Restricted Stock Acceleration(2)	—	151,946	581,225
	COBRA Premiums(3)	—	12,282	12,282
	Vacation Payout	—	—	—
	Total Value	—	522,978	952,257

(1)	Based on 2012 salaries and annual incentive compensation targets for our named executive officers under the Performance Incentive Program and Sales Incentive Program, as applicable.
(2)	Accelerated vesting of stock options, restricted stock awards and restricted stock unit awards for the applicable named executive officers is based on the difference between (x) $9.04, the closing market price of our common stock on December 31, 2012, and (y) the per share exercise price or purchase price of the award.
(3)	Estimated based on the cost for such coverage during 2012.

Definitions. For the purposes of the employment agreements, the following terms have the following definitions:

•

“Cause” means (i) misconduct in connection with the performance of duties, including misappropriation of funds or property of our company, (ii) the commission of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct that would reasonably be expected to result in injury or reputational harm to our company, (iii) continued non-performance of duties for more than 30 days following written notice, (iv) a breach of confidentiality or noncompetition obligations in favor of our company, (v) a violation of our written employment policies, or (vi) failure to cooperate with an internal or external investigation.

•

“Good Reason” means (i) a material diminution in responsibilities, authority or duties, (ii) a material diminution in base salary, (iii) a material change in the principal geographic location at which the executive is required to provide services to our company, or (iv) a material breach of the employment agreement by our company.

•

“Change of Control” means (i) the date any person becomes the beneficial owner of securities of our company representing 50% or more of the combined voting power of our then-outstanding securities having the right to vote in an election of our Board, (ii) the date a majority of the members of our Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the board before the date of the appointment or election, or (iii) the consummation of (a) any consolidation or merger of our company where our stockholders, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own shares representing more than 50% of the voting shares of the company issuing cash or securities in the consolidation or merger, or (b) any sale or other transfer of all or substantially all of our assets.

Director Compensation

We reimburse each member of our Board who is not an employee for reasonable travel and other expenses in connection with attending meetings of the Board or committees thereof. In addition, as part of our efforts to attract and retain highly qualified individuals to our Board, we may grant equity awards to our non-employee directors, who are not affiliated with 5% or greater stockholders, upon their election to our Board.

We have adopted a non-employee director compensation policy that became effective upon our initial public offering. In 2012, each of our non-employee members of our Board was entitled to the following equity compensation pursuant to such policy:

•

Upon initial election to the Board, a non-employee director will receive an initial equity grant of stock options representing 0.060% of our capitalization on a fully diluted basis, issued with an exercise price equal to the fair market value, that vests quarterly over three years, provided, however, that all vesting ceases if the director resigns from the Board or otherwise ceases to serve as a director, unless the Board determines that the circumstances warrant continuation of vesting. The shares underlying the initial grant of stock options made to any non-employee director who is first elected to the Board as of or subsequent to our initial public offering may not be sold while he or she remains a Board member.

•

Each continuing non-employee member of the Board who has served as a director for at least the six months prior to that year’s annual meeting of stockholders will receive an annual equity grant of stock options representing 0.030% of our capitalization on a fully diluted basis to purchase shares of common stock, issued with an exercise price equal to the fair market value, that vests quarterly over three years, provided, however, that all vesting ceases if the director resigns from the Board or otherwise ceases to serve as a director, unless the Board determines that the circumstances warrant continuation of vesting.

In 2012, our Board revisited our non-employee director compensation policy and revised it to allow for grants of RSUs in lieu of stock options.

Each of our directors also annually receives $25,000 for general availability and participation in meetings and conference calls of our Board. Additionally, the audit committee chairperson annually receives $10,000, an audit committee member annually receives $5,000, the compensation committee chairperson annually receives $7,500, a compensation committee member annually receives $3,500, the nominating and corporate governance committee chairperson annually receives $5,000 and a nominating and corporate governance committee member annually receives $2,000.

The following table provides compensation information for the fiscal year ended December 31, 2012 for each non-employee member of our Board. No member of our Board employed by us receives separate compensation for services rendered as a member of our Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Deborah Besemer	39,500	168,800	208,300
Scott Kurnit	28,500	168,800	197,300
Elizabeth Nelson	37,000	168,800	205,800

(1)	Represents the grant date fair value of RSUs awarded in the fiscal year ended December 31, 2012 in accordance with FASB ASC Topic 718. The grant date fair value is the fair market value of our common stock on the date of grant.

Rule 10b5-1 Sales Plans

Our policy governing transactions in our securities by directors, officers and employees permits our officers, directors and certain other persons to enter into trading plans complying with Rule 10b5-1 under the Exchange Act. We have been advised that our Executive Chairman, Jeremy Allaire, our Chief Executive Officer and Director, David Mendels, and our Chief Legal Officer, Andrew Feinberg have each entered into a trading plan in accordance with Rule 10b5-1 and our policy governing transactions in our securities. Generally, under these trading plans, the individual relinquishes control over the transactions once the trading plan is put into place. Accordingly, sales under these plans may occur at any time, including possibly before, simultaneously with, or immediately after significant events involving our company.

We anticipate that, as permitted by Rule 10b5-1 and our policy governing transactions in our securities, some or all of our officers, directors and employees may establish trading plans in the future. We intend to disclose the names of executive officers and directors who establish a trading plan in compliance with Rule 10b5-1 and the requirements of our policy governing transactions in our securities in our future quarterly and annual reports on Form 10-Q and 10-K filed with the Securities and Exchange Commission. However, we undertake no obligation to update or revise the information provided herein, including for revision or termination of an established trading plan.

Compensation Committee Interlocks and Insider Participation

During 2012, Messrs. Kurnit and Orfao and Ms. Besemer served as members of our compensation committee. No member of the compensation committee was an employee or officer of Brightcove during 2012, a former officer of Brightcove, or had any other relationship with us requiring disclosure herein.

During the last fiscal year, none of our executive officers served as: (1) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our compensation committee; (2) a director of another entity, one of whose executive officers served on our compensation committee; or (3) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Board.

Report of the Compensation Committee of the Board of Directors

The information contained in this compensation committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Brightcove specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for the year ended December 31, 2012.

Compensation Committee

Deborah Besemer (Chairperson)

Scott Kurnit

David Orfao

RELATED PARTY TRANSACTIONS

Certain Relationships and Transactions

Other than compensation agreements and other arrangements which are discussed in “Compensation Discussion and Analysis,” in 2012, there was not, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party for which the amount involved exceeds or will exceed $120,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

Procedures for Approval of Related Party Transactions

Our Board reviews and approves transactions with directors, officers and holders of 5% or more of our capital stock and their affiliates, each of whom we refer to as a related party. We have adopted a written related party transaction approval policy that governs the review of related party transactions. Pursuant to this policy, our audit committee shall review the material facts of all related party transactions. The audit committee shall take into account, among other factors that it deems appropriate, whether the related party transaction is on terms no less favorable to us than terms generally available in a transaction with an unrelated third party under the same or similar circumstances and the extent of the related party’s interest in the related party transaction. Further, when stockholders are entitled to vote on a transaction with a related party, the material facts of the related party’s relationship or interest in the transaction are disclosed to the stockholders, who must approve the transaction in good faith.

TRANSACTION OF OTHER BUSINESS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

ADDITIONAL INFORMATION

Procedures for Submitting Stockholder Proposals

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. Our bylaws provide that, for nominations of persons for election to our Board or other proposals to be considered at an annual meeting of stockholders, a stockholder must give written notice to our Secretary at 290 Congress Street, Boston, MA 02210, not later than the close of business 90 days, nor earlier than the close of business 120 days, prior to the first anniversary of the date of the preceding year’s annual meeting. However, the bylaws also provide that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person’s written consent to be named in the proxy statement and to serve as a director if elected and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the stockholder proposing such business, the number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record by the stockholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 promulgated under the Exchange Act) and certain additional information.

The advance notice requirements for the Annual Meeting, which is the first annual meeting following the initial public offering of our common stock, are as follows: a stockholder’s notice shall be timely if delivered to our Secretary at the address set forth above not later than the close of business on the later of the 90th day prior to the scheduled date of the Annual Meeting or the 10th day following the day on which public announcement of the date of the Annual Meeting is first made or sent by us.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. In addition to the requirements stated above, any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2014 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than December 2, 2013. Such proposals must be delivered to our Secretary, c/o Brightcove Inc., 290 Congress Street, Boston, MA 02210.

PROXY The Board of Directors recommends you vote FOR all the nominees listed in Proposal 1 and FOR Proposal 2:	Please mark your votes like this	☒

1.	To elect the following Class I Director Nominees
	01 Deborah Besemer 02 Scott Kurnit 03 David Orfao	FOR ALL ☐	WITHHOLD ALL ☐	FOR ALL EXCEPT ☐

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

2.	To ratify the appointment of Ernst & Young LLP as Brightcove’s independent registered public accounting firm for the fiscal year ending December 31, 2013.
☐ FOR ☐ AGAINST ☐ ABSTAIN
NOTE: The proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here (see reverse for instructions).	☐
Please indicate if you plan to attend this meeting	YES ☐ NO ☐

This proxy, when properly executed, will be voted in the manner directed by you. If you do not give any direction, the proxy will be voted (i) “FOR” the election of each of the nominees for director; (ii) “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013; and (iii) in the discretion of the proxies upon such other matters as may properly come before the 2013 Annual Meeting.

COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature	Signature	Date	,	2013.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

▲ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▲

As a stockholder of Brightcove Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on May 9, 2013.

Vote Your Proxy on the Internet:		Vote Your Proxy by Phone:		Vote Your Proxy by mail:
Call 1 (866) 894-0537
Go to www.cstproxyvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	OR	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BRIGHTCOVE INC.

The undersigned hereby appoints David Mendels, Christopher Menard and Andrew Feinberg as proxies and attorneys-in-fact of the undersigned, each with the power to act without the other and with the power of substitution, and hereby authorizes them to represent and vote all the shares of common stock of Brightcove Inc. (the “Company”) standing in the name of the undersigned on April 1, 2013, with all powers which the undersigned would possess if present at the 2013 Annual Meeting of Stockholders of the Company to be held on May 10, 2013 or at any adjournment or postponement thereof. Receipt of the Notice of the 2013 Annual Meeting of Stockholders and Proxy Statement and the 2012 Annual Report is hereby acknowledged.

In order for your vote to be submitted by this proxy, you must (i) properly complete the telephone or Internet voting instructions no later than 11:59 P. M. Eastern Time on May 9, 2013 or (ii) properly complete and return this proxy card so your vote is received prior to the vote at the 2013 Annual Meeting of Stockholders of the Company. Submitting your proxy by mail, via the Internet or by telephone will not affect your right to vote in person should you decide to attend the 2013 Annual Meeting of Stockholders of the Company.

Address Change /
Comments

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued, and to be marked, dated and signed, on the other side)

▲ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▲

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be held May 10, 2013

The proxy statement and our Annual Report on Form 10-K

are available at http://www.cstproxy.com/brightcove/2013